UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   May 16, 2008

ASCENDIA BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

033-25900

(Commission File Number)

Delaware	75-2228820
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08619

(Address of Principal Executive Offices)

609-219-0930

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

(1) On May 16, 2008 Ascendia Brands, Inc. (the “Registrant”) entered into an amendment agreement with Steven R. Scheyer, its President and Chief Executive Officer (the “Amendment Agreement”), amending the employment agreement dated as of February 9, 2007 between the Registrant and Mr. Scheyer (the “Employment Agreement”).

The Amendment Agreement amends the Employment Agreement by reducing from $50,000,000 to $13,653,000 the EBITDA (“earnings before interest, taxes, depreciation and amortization”) target that will apply in determining the amount of the bonus, if any, that will be payable to Mr. Scheyer for the fiscal year ended February 28, 2009, provided that such EBITDA target is subject to adjustment by the Registrant’s Compensation Committee based on a restructuring plan to be developed by Carl Marks Advisory Group LLC (“CMAG”) for approval by the Board. If the Registrant satisfies the EBITDA target, Mr. Scheyer will receive a bonus equal to 100 percent of his base compensation of $650,000, with the amount of the bonus adjusted in the event the Registrant’s EBITDA is less than, or exceeds, the EBITDA target. The bonus amount is ratably reduced by 5% of base salary for each 1% by which EBITDA is less than the target amount, and increased by 1% for each 1% by which EBITDA exceeds the target amount, up to a maximum bonus of 150% of base salary.

The Amendment Agreement further provides that, on or prior to June 30, 2008, the Registrant will issue to Mr. Scheyer options (“Options”) to purchase up to 5,546 shares of a newly-created series of Preferred Stock, designated the Series C-1 Convertible Preferred Stock, for a price of $1,000 per share. The Series C-1 Stock ranks pari passu as to dividends, liquidation rights and voting rights with the Company’s Series C Preferred Stock, which is held by an affiliate of Prentice Capital Management, LP. Each share of Series C-1 Preferred Stock is convertible into1,326 shares of the Registrant’s common stock, with the consequence that the shares of Series C-1 Preferred Stock issuable upon exercise of the Options are convertible in the aggregate into 41.825 million shares of the Registrant’s common stock. The Options vest as follows: one-third immediately upon issuance, one-third on March 1, 2009 and the remaining one-third on March 1, 2010. These options are being awarded in satisfaction of the Registrant’s obligation, pursuant to the Employment Agreement, to award Mr. Scheyer, on October 1, 2007, options to purchase shares of common stock equal in number to 4 percent of the total number of common shares outstanding as of March 12, 2007 on a fully diluted, as converted basis.

Pursuant to the Amendment Agreement, Mr. Scheyer stipulates that neither the appointment of CMAG to provide restructuring advisory services to the Registrant’s Board of Directors, the appointment of Douglas Booth, a partner in CMAG, as restructuring adviser with the responsibilities specified in the Amendment Agreement, nor the performance of those services will entitle Mr. Scheyer to terminate the Employment for Good Reason, as defined in the Employment Agreement, or exercise any other right or remedy thereunder.

Pursuant to the Amendment Agreement, Mr. Scheyer further agrees to waive the $650,000 bonus due with respect to the fiscal year ended February 29, 2008 in consideration of a cash payment of $250,000 from an affiliate of Prentice Capital Management, LP made pursuant to a side letter between Prentice and Mr. Scheyer entered into contemporaneously with the Amendment Agreement.

The above description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by the Amendment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(2) On May 19, 2008 the Registrant entered into an amended advisory services agreement with CMAG (the “CMAG Amendment Agreement”), pursuant to which CMAG will provide restructuring advisory services. Pursuant to the CMAG Advisory Agreement Douglas Booth, a partner in CMAG, will assume the role of Chief Restructuring Adviser, reporting to the Registrant’s Board of Directors, with responsibility for the development and implementation of a restructuring advisory plan that may include the sale of certain manufacturing assets, management of inventory, reduction in sales, general and administrative expenses and other cost savings. Three other employees of CMAG will also serve in an advisory capacity to the Registrant on a full-time basis. The Registrant will pay CMAG a monthly advisory fee of $225,000, which will be reviewed after 60 days.

The above description of the CMAG Amendment Agreement does not purport to be complete and is qualified in its entirety by the CMAG Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

(e) The disclosure set forth in section 1 of Item 1.01, Entry into Definitive Material Agreement, is hereby incorporated by reference.

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The disclosure set forth in section 1 of Item 1.01, Entry into Definitive Material Agreement, is hereby incorporated by reference in its entirety.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 22, 2008, the Registrant filed a Certificate of Designations to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, setting forth the terms of the Series C-1 Convertible Preferred Stock.

The above disclosure is qualified in its entirety by the Certificate of Designations of the Series C-1 Convertible Preferred Stock, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit
3.1	Certificate of Designations of Series C-1 Convertible Preferred Stock
10.1	Amendment No. 1 to Employment Agreement
10.2	Amendment to Advisory Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  May 23, 2008

ASCENDIA BRANDS, INC.

By:	/s/ Steven R. Scheyer
Steven R. Scheyer
Chief Executive Officer